SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Definitive Additional Materials
☐ Soliciting Materials Pursuant to Rule 14a-12

EQUITY ONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
(305) 947-1664

April 7, 2006

Dear stockholder:

The board of directors and officers of Equity One, Inc., a Maryland corporation, join me in extending to you a cordial invitation to attend the 2006 annual meeting of our stockholders. This meeting will be held on Thursday, May 11, 2006, at 1:00 p.m., local time, at the Westin Diplomat Resort & Spa, 3555 South Ocean Drive, Hollywood, Florida 33019. The formal notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

If you are unable to attend the meeting in person, it is very important that your shares be represented, and we request that you complete, date, sign and return the enclosed proxy card at your earliest convenience. If you choose to attend the annual meeting, you may revoke your proxy and cast your vote personally at the meeting.

We look forward to seeing you on May 11, 2006.

Sincerely,

CHAIM KATZMAN
Chairman and Chief Executive Officer

EQUITY ONE, INC.
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 11, 2006

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To our stockholders:

You are cordially invited to attend the 2006 annual meeting of the stockholders of Equity One, Inc., a Maryland corporation, which will be held at Westin Diplomat Resort & Spa, 3555 South Ocean Drive, Hollywood, Florida 33019, on May 11, 2006 at 1:00 p.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of ten directors to hold office until our 2007 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year; and

3.	Such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you own shares of our common stock as of the close of business on March 24, 2006, you can vote those shares by proxy or at the meeting.

Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope so that your shares will be represented. Stockholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

By Order of the Board of Directors

ARTHUR L. GALLAGHER
General Counsel and Secretary

North Miami Beach, Florida
April 7, 2006

2006 ANNUAL MEETING
OF
STOCKHOLDERS OF EQUITY ONE, INC.

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PROXY STATEMENT

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QUESTIONS AND ANSWERS

Q: Why did I receive this proxy?

A: Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at Westin Diplomat Resort & Spa, 3555 South Ocean Drive, Hollywood, Florida 33019, on Thursday, May 11, 2006, at 1:00 p.m., local time. This proxy statement summarizes the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q: When was this proxy statement mailed?

A: This proxy statement, the enclosed proxy card and the annual report were mailed to stockholders beginning on or about April 7, 2006.

Q: Who is entitled to vote?

A: All stockholders of record as of the close of business on Friday, March 24, 2006, the record date, are entitled to vote at the annual meeting.

Q: What is the quorum for the meeting?

A: A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 75,844,418 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 24, 2006. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q: How many votes do I have?

A: Each share of our common stock outstanding on the record date is entitled to one vote on each item submitted to you for consideration. Our stockholders do not have the right to cumulate their votes for directors.

Q: How do I vote?

A: Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy card and to return it in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named in the accompanying proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the board of directors to elect the director nominees listed in “Proposal 1 - Election of Directors” and in favor of (FOR) “Proposal 2 - Ratification of the Appointment of Independent Auditors.”

Q: How do I vote my shares that are held by my broker?

A: If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the Internet.

Q: What am I voting on?

A: You will be voting on:

•	The election of ten directors to hold office until our 2007 annual meeting of stockholders and until his or her successor has been elected and qualifies;

•	The ratification of the appointment of Ernst & Young LLP to act as our independent auditors for 2006; and

•	Such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q: What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A: Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.
Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.

Q: How are abstentions and broker non-votes treated?

A: Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the vote on Proposal 2, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

     Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors and ratification of independent auditors. Therefore, brokerage firms may vote such shares to approve Proposals 1 and 2.

Q: Will there be any other items of business on the agenda?

A: The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their discretion.

Q: What happens if I return my proxy card without voting on all proposals?

A: When the proxy card is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with your directions. If the signed proxy card is returned with no direction on a proposal, the proxy will be voted to elect the director nominees listed in “Proposal 1 - Election of Directors” and in favor of (FOR) “Proposal 2 - Ratification of the Appointment of Independent Auditors.”

Q: Will anyone contact me regarding this vote?

A: No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q: Who has paid for this proxy solicitation?

A: We have paid the entire expense of this proxy statement and any additional materials furnished to stockholders.

Q: May stockholders ask questions at the annual meeting?

A: Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q: How do I submit a proposal for the 2007 annual meeting?

A: Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2007 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary after the close of business on February 10, 2007, and prior to the close of business on March 12, 2007. Proposals should be mailed to the attention of our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2007 annual meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before 60 days prior to the annual meeting, and also retain such authority under certain other circumstances.

Q: What does it mean if I receive more than one proxy card?

A: It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all of your shares are voted.

Q: Can I change my vote after I have voted?

A: Yes. The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q: Can I find additional information on the Company’s website?

A: Yes. Our website is located at www.equityone.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Investor Relations.

PROPOSAL 1 - ELECTION OF DIRECTORS

The board of directors proposes that the nominees described below be elected for a one-year term and until their successors are duly elected and qualify. All of the nominees, other than Ms. Cynthia R. Cohen, are currently serving as our directors. Our board of directors has nominated Ms. Cohen to fill a vacancy on the board of directors. Immediately following the annual meeting, the board has decided to reduce its size to eliminate the other remaining vacancy.

Nominee, Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age.
Noam Ben-Ozer (Audit Committee - Chairman, Nominating and Corporate Governance)

Mr. Ben-Ozer was elected as a director in 1996. Since 2002, Mr. Ben-Ozer has served as founder and principal of Focal Advisory, a consulting and M&A firm based in Boston, Massachusetts. Prior to that, Mr. Ben-Ozer served as co-founder of iPhrase Technologies, Inc., a privately-held software company, from 1999 to 2002. He is also a director of Delta Three Inc., a publicly-traded telecommunications company. Mr. Ben-Ozer is a certified public accountant in Israel and received an M.B.A. from the Harvard Business School. Mr. Ben-Ozer is 42 years old.

James S. Cassel (Audit Committee, Nominating and Corporate Governance Committee - Chairman)

Mr. Cassel was elected as a director in April 2005. In 1998, Mr. Cassel founded, and since that time has served as president of, Capitalink, L.C., a South Florida based investment banking company. From 1996 to 1998, he served as president of Catalyst Financial, an investment banking company. Mr. Cassel received a B.S. from American University and a Juris Doctorate from the University of Miami. Mr. Cassel is 50 years old.

Cynthia R. Cohen

Ms. Cohen founded Strategic Mindshare, a strategic management consulting firm serving retailers and consumer product manufacturers, in 1990 and, since that time, has served as its president. Ms. Cohen is a director of bebe, a specialty apparel retailer, Hot Topic, a teen apparel retailer, and The Sports Authority, Inc., a sports retailer. Ms. Cohen also serves on the executive advisory board for the Center for Retailing Education and Research at the University of Florida. She is a graduate of Boston University. Ms. Cohen is 53 years old.

Neil Flanzraich (Compensation Committee, Nominating and Corporate Governance Committee)

Mr. Flanzraich was elected as a director in April 2005. Mr. Flanzraich is currently a private investor. From May 1998 to early 2006, he served as vice chairman and president of IVAX Corporation, a company specializing in the discovery, development, manufacturing and marketing of branded and generic pharmaceuticals and veterinary products. Mr. Flanzraich is a director of Continucare Corporation, a healthcare company, and RAE Systems Inc., a gas detection and security monitoring system, both of which are public companies. He received an A.B. degree from Harvard College and a Juris Doctorate from Harvard Law School. Mr. Flanzraich is 61 years old.

Patrick L. Flinn (Audit Committee, Nominating and Corporate Governance Committee)

Mr. Flinn and was elected by our stockholders to our board in February 2003 in connection with our acquisition of IRT Property Company. Prior to the acquisition, Mr. Flinn had been a director of IRT since 1997. Mr. Flinn currently serves as Chairman of the Board of Theragencies, Inc., a publicly-traded company that produces implantable devices for the treatment of cancer. He retired from BankSouth Corporation after serving as its Chairman and Chief Executive Officer from August 1991 to January 1996. Mr. Flinn is 64 years old.

Nathan Hetz

Mr. Hetz was elected as a director in November 2000. We and several of our stockholders have agreed, pursuant to a stockholders agreement, that as long as Alony Hetz Properties & Investments, Ltd., an Israeli corporation that specializes in real estate investments in Great Britain, Canada and the United States, the shares of which are publicly-traded on the Tel Aviv Stock Exchange and one of our principal, indirect stockholders, or its affiliates own at least three percent of our common stock, it may designate one nominee for election to our board of directors. Alony Hetz has chosen Mr. Hetz as its nominee pursuant to this agreement. Since November 1990, Mr. Hetz has served as the Chief Executive Officer, director and principal shareholder of Alony Hetz. Mr. Hetz currently serves as a director of First Capital Realty Inc., a principal, indirect stockholder of ours, and Ogen Yielding Real Estate Ltd., a real estate company the shares of which are publicly traded on the Tel Aviv Stock Exchange. Mr. Hetz received a B.A. in accounting from Tel-Aviv University in Israel and is a certified public accountant in Israel. Mr. Hetz is 53 years old.

Chaim Katzman (Executive Committee)

Mr. Katzman has served as the Chairman of our Board and our Chief Executive Officer, and until November 2000, as our President, since our formation in 1992. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the southern United States since 1980. Mr. Katzman purchased the controlling interest of Gazit Inc., a publicly-traded company listed on the Tel-Aviv Stock Exchange, and one of our principal, indirect stockholders, in May 1991, has served as the Chairman of its Board and Chief Executive Officer since that time, and remains its largest stockholder. Shulamit Katzman, Mr. Katzman’s wife, is the Vice Chairman of the Board of Directors of Gazit, Inc. Mr. Katzman has served as a director of Gazit-Globe, Ltd., a publicly-traded real estate investment company listed on the Tel-Aviv Stock Exchange and one of our principal, direct and indirect stockholders, since 1994 and as its Chairman since 1998. Mr. Katzman also serves as non-executive Chairman of the Board of First Capital Realty Inc., an Ontario real estate company the common stock of which is listed on the Toronto Stock Exchange and which is one of our principal, indirect stockholders. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973. Mr. Katzman is 56 years old.

Peter Linneman, Ph.D. (Executive Committee, Nominating and Corporate Governance Committee)

Dr. Linneman was elected as a director in November 2000. Since 1979, Dr. Linneman has been the Albert Sussman Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a senior managing director of Equity International Properties, a private equity firm. Dr. Linneman is currently serving as a director of Bedford Property Investors, Inc., a publicly-traded real estate investment trust that acquires and develops industrial and suburban office properties, and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. Dr. Linneman holds both masters and doctorate degrees in economics from the University of Chicago. Dr. Linneman is 55 years old.

Dori Segal

Mr. Segal was elected as a director in November 2000. Mr. Segal has served since October 1998 as President of Gazit-Globe Ltd., one of our principal, direct and indirect stockholders. Since August 2000, Mr. Segal has served as Chief Executive Officer, President and as Vice Chairman of the Board of First Capital Realty Inc., a principal and indirect stockholder of ours. Mr. Segal has also served since 1997 as the President of Gazit Canada Inc., a principal and indirect stockholder of ours. Since 1995, Mr. Segal has served as the President of Gazit Israel Ltd., a real estate investment holding company. Mr. Segal is 44 years old.

Doron Valero (Executive Committee)

Mr. Valero has served as our Chief Operating Officer and as a director since 1994, and was elected as our President in November 2000. Prior to joining us, Mr. Valero served as President and Chief Executive Officer of Global Fund Investment, Inc., a real estate investment and management company, from 1990 to 1993. A licensed mortgage broker in Florida, Mr. Valero received a B.S.E. from Nova University in 1986. Mr. Valero is 49 years old.

Vote Required

The vote of a plurality of all votes cast at the meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Since brokers are permitted to vote for the election of directors in an uncontested election, there will be no broker non-votes with respect to Proposal 1.

RECOMMENDATION - The Board of Directors Recommends a Vote FOR Each Named Nominee

CORPORATE GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our stockholders. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management occur apart from such meetings. The board and each of its committees - audit, compensation, executive and nominating and corporate governance - also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of conduct and ethics may be viewed on our website at www.equityone.net under the “Corporate” tab. These documents are also available without charge to stockholders who request them by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

Independent Directors

Under the corporate governance standards of the New York Stock Exchange, or NYSE, at least a majority of our directors and all of the members of our audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In 2005, the board of directors determined that each of the existing directors standing for election, Messrs. Ben-Ozer, Cassel, Flanzraich, Flinn, Hetz and Linneman, and two directors who elected not to stand for re-election, Robert L. Cooney and Shaiy Pilpel, satisfy the bright line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board. In addition, we believe that Ms. Cohen is independent under the NYSE rules. Therefore, following the election of the director candidates at the annual meeting, we believe that 70% of our board will be independent under those rules.

Meetings and Committees of the Board of Directors

Meetings. During the fiscal year ended December 31, 2005, our board of directors held a total of 10 meetings. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors and (ii) the number of meetings of committees of the board of directors held during the period that such person served on such committee. Although we have no specific requirement regarding the attendance at the annual meeting of stockholders by our directors, our bylaws require that a meeting of our directors be held following the annual meeting of stockholders. In 2005, all but two of our directors attended the annual meeting in person.

We have four standing committees: the executive committee, the audit committee, the compensation committee and the nominating and corporate governance committee.

      Committee. During the fiscal year ended December 31, 2005, the executive committee was composed of Messrs. Katzman, Linneman and Valero. The executive committee is authorized to perform all functions which may be lawfully delegated by the board of directors; provided, however, that the executive committee can only act based on a unanimous vote and may only approve the sale, acquisition or development of properties with a purchase price or otherwise requiring an equity investment of no more than $40 million and the acquisition of undeveloped land with a purchase price of not more than $10 million. The executive committee met or took action by consent nine times during the year ended December 31, 2005.

                    Committee. During the fiscal year ended December 31, 2005, the audit committee was composed of Messrs. Ben-Ozer, Cassel, Cooney and Flinn. The members of the audit committee are independent, as defined under the New York Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission. The board has determined that Mr. Ben-Ozer qualifies as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The audit committee’s functions include reviewing and discussing our financial statements including reviewing our specific disclosures under

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” with our management and independent auditors, retaining and terminating the engagement of our independent auditors, determining the independence of such auditors and discussing with management and the independent auditors the quality and adequacy of our disclosure controls and procedures and internal controls. The audit committee met 10 times during the year ended December 31, 2005.

Please refer to the audit committee report, which is set forth on page 10, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2005.

Compensation Committee. During the fiscal year ended December 31, 2005, the compensation committee was composed of Messrs. Cooney, Flanzraich and Pilpel. The members of the compensation committee are independent, as defined under the New York Stock Exchange listing standards. The compensation committee’s functions consist of administering our 2000 Executive Incentive Compensation Plan, our 2004 Employee Stock Purchase Plan and our 1995 Stock Option Plan, recommending and approving grants of stock options and restricted securities under our 2000 Executive Incentive Compensation Plan and recommending, reviewing and approving our salary, bonus and fringe benefits policies, including compensation of our executive officers. The compensation committee also continues to administer the IRT 1998 Long-Term Incentive Plan and the IRT 1989 Stock Option Plan which we assumed in our acquisition of IRT Property Company. The compensation committee met seven times during the year ended December 31, 2005.

Please refer to the compensation committee report, which is set forth on pages 11-12, for a further description of our compensation committee’s responsibilities and its compensation philosophy and a description of considerations underlying each component of compensation paid to our executive officers for 2005.

Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2005, the nominating and corporate governance committee was composed of Messrs. Ben-Ozer, Cassel, Cooney, Flanzraich, Flinn, Linneman and Pilpel. The members of the nominating and corporate governance committee are independent, as defined under the New York Stock Exchange listing standards. The committee’s duties include maintaining criteria for recommending candidates for election or reelection to the board, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the board, including committee assignments, establishing and overseeing procedures for annual assessment of board and director performance, evaluating issues of corporate governance and making recommendations to the board regarding our governance policies and practices. The nominating and corporate governance committee met five times during the year ended December 31, 2005.

The nominating and corporate governance committee will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. In evaluating nominees for director, the committee does not differentiate between nominees recommended by stockholders and others. In identifying and evaluating candidates to be nominated for director, the committee reviews the desired experience, mix of skills and other qualities required for appropriate board composition, taking into account the current board members and our specific needs as well as those of the board. This process is designed so that the board of directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. In addition to the personal qualifications of each candidate, the committee will consider, among other things, the following:

•	if the nominee will consent to being named in the proxy and serving, if elected, on the board;

•	whether the candidate qualifies as “independent” under the New York Stock Exchange rules;

•	the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in certain legal proceedings, including any involving our company;

•	transactions and relationships between the nominee and the recommending the stockholder, on the one hand, and us or our management, on the other hand;

•	the nominee’s trading history in our stock and his or her current stock ownership information;

•	any material proceedings to which the nominee or his or her associates is a party that are adverse to our company;

•	information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for us; and

•
whether the nominating stockholder and nominee seek to use the nomination to redress personal claims or grievances against us or others or to further personal interests or special interests not shared by our stockholders at large.

     The committee also reserves the right to request such additional information as it deems appropriate.

Although the committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay fees to any third parties to assist in the process of identifying or evaluating director candidates in 2005.

Under our bylaws, nominations for director may be made by a stockholder entitled to vote who delivers written notice along with the additional information and materials required by the bylaws to our corporate secretary not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. For our annual meeting in the year 2007, the corporate secretary must receive this notice after the close of business on February 10, 2007, and prior to the close of business on March 12, 2007. You can obtain a copy of the full text of the bylaw provision by writing to the corporate secretary of Equity One, Inc. at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. We received no stockholder nominations in connection with the 2005 annual meeting of stockholders.

Executive Sessions. Pursuant to our corporate governance guidelines, the non-management directors meet in separate executive sessions at least four times a year and as otherwise determined by the lead director (discussed below). The lead director may invite the chairman or others, as he deems appropriate, to attend a portion of these sessions. The non-management directors met four times in executive sessions in 2005.

Lead Director. In 2005, Robert L. Cooney served as our lead director. The lead director is an independent director who acts in a lead capacity to coordinate the other independent directors, consult with the chairman on board agendas, chair the executive sessions of the non-management directors and perform such other functions as the board may direct.

Stockholder Communications

Our board of directors believes that it is very important that interested parties have the opportunity to communicate their concerns directly with our board of directors or its non-management members. The board also believes that such parties should be able to communicate directly with our Chairman of the Board or our Lead Director. Any such communications may be submitted in writing to our corporate secretary at: Equity One, Inc. Attn: Corporate Secretary, 1600 N.E. Miami Gardens Drive North Miami Beach, Florida 33179.

Code of Conduct and Ethics

Our board of directors has adopted a code of conduct and ethics that applies to all our directors, officers, employees and independent contractors. The code also has specific provisions applicable to all employees with access to, and responsibility for, matters of finance and financial management, including our chief executive officer and chief financial officer. The full text of the code of conduct and ethics is available at, and we intend to disclose any amendments to, or waivers from, any provision of the code that applies to any of our executive officers or directors by posting such information within four business days of such amendment or waiver on our website at www.equityone.net.

Directors’ Compensation

Non-employee directors are eligible to receive 2,000 shares of common stock upon their initial election to the board of directors and a number shares of common stock annually on January 1 equal in value to $30,000 (based on the fair market value of our common stock on that day), which shares shall vest, in each case, half on December 31 of the year of the grant and the other half on December 31 of the following year. Our lead director receives an additional number of shares of common stock annually on January 1 equal in value to $15,000 (based on the fair market value of our common stock on that day), which shares vest in the same manner as the other shares granted to directors. In addition, non-employee directors receive an annual fee in the amount of $12,000, chairmen of committees (other than the audit committee) receive a fee of $7,500 and committee members (other than members of the audit committee) receive a fee of $6,000. The audit committee chairman receives an annual fee in the amount of $15,000, and audit committee members receive an annual fee of $10,000. Each of these cash fees is payable in

January of each year. In addition, each non-employee director will receive a fee of $1,500 for each board of directors meeting attended in person and a fee of $500 for each telephonic board meeting and each committee meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting. In addition to the annual service grant, each non-employee board member serving on the board as of February 2005 received 700 shares of common stock and our lead director received an additional 300 shares of our common stock. Half of these shares vested on December 31, 2005 and the other half vest on December 31, 2006. Our officers who are directors are not paid any directors’ fees.

Compensation Committee Interlocks and Insider Participation

During 2005, there were no compensation committee interlocks or insider participation.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

In accordance with its written charter adopted by our board of directors, the audit committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit committee currently consists of four members, each of whom is “independent” as that term is defined by the New York Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission.

Management is responsible for our financial reporting process including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of our employees and it may not be, and may not represent itself to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent auditors included in their report on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the fiscal year ended December 31, 2005 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the fiscal year ended December 31, 2005 with our independent auditors and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the auditors’ judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received a formal written statement regarding relationships between us and our independent auditors required by Independence Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with our independent auditors their independence from our management and from us. As part of this review, the audit committee considered whether the non-audit services provided to us by our independent auditors during 2005 were compatible with maintaining their independence. Upon its review, the audit committee has satisfied itself as to our independent auditors’ independence.

Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to our board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 2, 2006. The undersigned members of the audit committee have submitted this report to us.

Members of the Audit Committee

Noam Ben-Ozer, Chair
James Cassel
Robert Cooney
Patrick L. Flinn

REPORT OF THE COMPENSATION COMMITTEE

The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our Policy Regarding Executive Compensation

Each member of the compensation committee is an independent director as defined by applicable New York Stock Exchange rules. The compensation committee is generally responsible for determining the compensation of our executive officers. The compensation committee’s general philosophy with respect to the compensation of our executive officers is to offer competitive compensation programs designed to:

•	attract and retain key executives critical to our long-term success;

•	reward the executive’s contribution and personal performance; and

•	align the interests of our executives with our stockholders.

Components of Executive Compensation

The three components of our executive compensation program are base salary, cash bonus and long-term incentive compensation consisting of options and/or grants of restricted stock.

Base Salary. In addition to complying with the executive compensation policy and requirements of applicable employment agreements, compensation for each of the executive officers for 2005 was based on the executive’s duties and responsibilities, our performance, both financial and otherwise, and the success of the executive in developing and executing our business plan.

Bonus. Some of our executive officers and other senior managers were awarded cash bonuses for fiscal 2005 ranging from approximately 9% to 80% of base salary based on the degree of our achievement of our financial and other objectives. Since 2000, the compensation committee has established a bonus deferral plan, whereby each executive officer may elect to receive restricted common stock at a 15% discount to the fair market value of our common stock in lieu of all or some of his or her cash bonus. Restricted common stock granted through the bonus deferral plan will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. Subject to limited exceptions, if the executive terminates his or her employment with us, the unvested portion of any restricted common stock received under the bonus deferral plan would be forfeited.

Stock Options and Restricted Stock. The compensation committee believes that stock options and grants of restricted stock are important long-term incentives to our executive officers to remain with us and to improve our long term financial performance. The 2000 Executive Incentive Compensation Plan and IRT 1998 Long-Term Incentive Plan enable the compensation committee to designate grants of stock options and restricted stock to executive officers and employees to better align their interests with those of the stockholders. During the year ended December 31, 2005, the compensation committee awarded an aggregate of 181,100 shares of restricted stock to 69 of our employees and non-employee directors and options to purchase 106,000 shares of common stock to three employees. In determining grants of stock options and restricted stock, the compensation committee considers a number of factors, including the employee’s position, responsibilities and performance, the number of outstanding shares of stock or options held by the employee and competitive practices of other companies generally.

Our Policy Regarding our Chief Executive Officer’s Compensation

We base our chief executive officer’s compensation on the same philosophy and policies as for all other executive officers. Our chief executive officer has a compensation program that is generally governed by his employment agreement and combines base salary, cash bonuses and long-term incentive compensation, consisting of grants of options and restricted stock. The compensation committee determines his overall compensation based on four criteria: growth of our earnings before interest, taxes and depreciation and amortization, funds from operations per share, earnings per share and one component comprised of discretionary factors. Equal weight is given by the compensation committee to these four measures. The compensation committee believes that linking a substantial portion of the chief executive officer’s total compensation to our performance will more closely align the interests of the chief executive officer and our stockholders. The overall levels of compensation are influenced, to a degree, by the compensation practices of publicly-traded REITs of a comparable size and scope.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers; however, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. The compensation committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the compensation committee believes that the grant of stock options and the issuance of restricted stock to date meet the requirement that such grants and issuances be “performance-based” and are, therefore, exempt from the limitations on deductibility. The compensation committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and our best interests.

Members of the Compensation Committee

Robert Cooney, Chair
Neil Flanzraich
Peter Linneman
Shaiy Pilpel

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITIORS

The audit committee has selected and appointed the firm of Ernst & Young LLP to act as our independent auditors for 2006. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 2005 and has served as our auditors since such time. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent public accounting firm at any time if it determines that such a change would be in the best interests of us and our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

In choosing our independent auditors, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors. Ernst & Young LLP was first engaged to serve as our independent auditor for the year ended December 31, 2005. Prior to that appointment, Deloitte & Touche LLP served as our independent auditor. For services rendered to us during or in connection with our years ended December 31, 2005 and 2004, we were billed the following fees by the respective accounting firm:

	2005	2004

Audit Fees	$470,000	$744,600

Audit-Related Fees	-	$40,000

Tax Fees	-	$103,100

All Other Fees	$38,482	$152,911

All audit and non-audit services were pre-approved by the audit committee, either pursuant to the audit committee’s pre-approval policy described below or through a separate pre-approval by the audit committee, which concluded that the provision of such services by the independent auditor was compatible with the maintenance of that firm’s independence from us.

Audit Fees. Audit fees for 2005 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the year ended December 31, 2005, reviews of our interim consolidated financial statements which are included in each of our Quarterly Reports on Form 10-Q for the year ended December 31, 2005, and preparation of a “comfort letter” for the issuance of our unsecured senior notes.

Audit fees for 2004 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the year ended December 31, 2004, reviews of our interim consolidated financial statements which are included in each of our Quarterly Reports on Form 10-Q for the year ended December 31, 2004, preparation of a “comfort letter” for the issuance of our unsecured senior notes and review of a comment letter issued to us by the Securities and Exchange Commission on our Annual Report on Form 10-K for 2003.

Audit-Related Fees. We incurred no audit-related fees in 2005.

Audit-related fees for 2004 were incurred for professional services in connection with our filings related to the issuance of our common stock for the redemption of certain limited partnership units, an amendment to our Dividend Reinvestment and Stock Purchase Plan and an amendment to the 2000 Executive Incentive Compensation Plan.

Tax Fees. Our independent auditors did not provide professional tax services during 2005.

Tax fees for 2004 were incurred for professional services in connection with our tax return preparation and compliance fees and review of REIT status and dividend classification.

All Other Fees. In 2005, we incurred fees in connection with the review by our independent auditor of certain tax implications of our investment in a foreign company.

All other fees for 2004 were incurred for professional services in connection with various property tax reviews and appeals.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditor to provide any audit or permissible non-audit service to us. The audit committee adopts an audit and non-audit services pre-approval policy which is reviewed and reassessed by the audit committee annually. This policy includes a list of specific services within certain categories of services, including audit, audit-related, tax and other services, which will be specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the list of pre-approved services must be separately approved by the audit committee.

Changes in Accountants

On May 25, 2005, we filed a Current Report on Form 8-K reporting that on May 23, 2005, we notified Deloitte & Touche LLP, our former independent registered public accounting firm, that we had elected to change accounting firms and, therefore, were dismissing Deloitte & Touche.

The decision to change auditors was approved by the audit committee of our board of directors.

Deloitte & Touche’s audit reports on our consolidated financial statements for the two years ended December 31, 2004 neither contained an adverse opinion or a disclaimer of opinion nor was qualified or modified as to uncertainty, audit scope, or accounting principles.

There were no disagreements with Deloitte & Touche, whether resolved or unresolved, on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure that, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report for either of the two years ended December 31, 2004 or any subsequent interim period through May 23, 2005.

On June 17, 2005, the audit committee of our board of directors finalized the engagement of Ernst & Young LLP as our new independent registered public accounting firm. Neither we nor anyone acting on our behalf consulted with Ernst & Young with respect to any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are as follows:

Name	Age	Position
Chaim Katzman	56	Chairman of the Board and Chief Executive Officer
Doron Valero	49	President and Chief Operating Officer
Howard M. Sipzner	44	Executive Vice President and Chief Financial Officer
Alan Merkur	56	Senior Vice President and Director of Transactions
Arthur L. Gallagher	35	General Counsel and Corporate Secretary
David W. Briggs	45	Vice President, Treasurer and Chief Accounting Officer

Messrs. Katzman and Valero also serve as directors. Biographical information for them can be found in the section entitled “Proposal 1 - Election of Directors” on pages 4-5.

Howard M. Sipzner has served as our Chief Financial Officer since 1999, our Executive Vice President since February 2004 and as our Treasurer from 2000 until February 2004. Prior to joining us, Mr. Sipzner served as Vice President of Chase Securities, Inc. from 1987 to 1999. Mr. Sipzner received a B.A. from Queens College, City University of New York and an M.B.A. from the Harvard Business School.

Alan Merkur has served as our Senior Vice President, Director of Transactions since March 2006. Prior to that, he served from 2000 as our Vice President and Director of Acquisitions since 1999. Prior to joining us, Mr. Merkur served as President of Dartmouth Realty Corp. from 1997 to 1999. From 1995 to 1997, he served as Regional Head of the Fort Lauderdale office for a joint venture between Goldman Sachs and J.E. Roberts. Mr. Merkur received a B.A. from City College of New York and a Certificate of Real Estate from New York University.

Arthur L. Gallagher has served as our General Counsel since March 2003 and as our Corporate Secretary since June 2003. Prior to joining us, Mr. Gallagher was with the law firms of Greenberg Traurig P.A., Miami, Florida, from 1999 to 2003 and Simpson Thacher & Bartlett, New York, New York, from 1997 to 1999. Mr. Gallagher received a B.A. from the University of North Carolina - Chapel Hill and a J.D. from Duke University School of Law.

David W. Briggs has served as our Vice President and Treasurer since February 2004 and Chief Accounting Officer since February 2002. Prior to joining us, Mr. Briggs served as Vice President -Management Accounting of Westfield America from 1997 to 2002 and as a Senior Audit Manager with Ernst & Young LLP from 1985 to 1997. Mr. Briggs received a B.S. from California State University, Los Angeles and is a Certified Public Accountant in the State of California.

Summary Compensation Table

The following compensation table sets forth, for the fiscal years ended December 31, 2003, 2004 and 2005, the cash and certain other compensation paid or accrued by us to our chief executive officer and the four other mostly highly compensated executive officers whose total 2005 salary and bonus exceeded $100,000, collectively referred to as the “named executive officers”:

		Annual Compensation (1)			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Restricted Stock Awards (2)		Securities Underlying Options	All Other Compensation (3)
Chaim Katzman	2005	$512,137	$ 765	(4)	$ 468,531	(4)	-	$ 8,357
Chairman of the Board and	2004	$483,148	$ 52,621	(5)	$ 461,045	(5)	250,000	$ 7,473
Chief Executive Officer	2003	$455,800	$ 809	(6)	$3,960,038	(6)	300,000	$ 6,000

Doron Valero	2005	$404,958	$ 473	(7)	$ 370,629	(7)	-	$ 6,733
President and	2004	$382,024	$ 32,905	(8)	$ 364,338	(8)	140,000	$ 7,473
Chief Operating Officer	2003	$360,400	$566	(9)	$2,161.396	(9)	200,000	$5,500

Howard Sipzner	2005	$337,080	$ 71	(10)	$ 247,086	(10)	-	$ 6,733
Executive Vice President and	2004	$318,000	$ 33,892	(11)	$ 783,852	(11)	-	$ 7,473
Chief Financial Officer	2003	$300,000	$ 28,581	(12)	$1,799,617	(12)	350,000	$ 5,500

Alan Merkur	2005	$219,151	$ 1,040	(13)	$ 432,564	(13)	90,000	$ 8,313
Senior Vice President and	2004	$195,892	$ 624	(14)	$ 98,956	(14)	-	$ 8,476
Director of Transactions	2003	$190,000	$ 1,293	(15)	$ 185,472	(15)	-	$ 3,360

David Briggs	2005	$193,046	$ 50,000		$ 224,595	(16)	6,000	$ 6,680
Vice President, Treasurer and and	2004	$176,014	$ 71,000		$ 28,005	(17)	-	$ 7,473
Chief Accounting Officer	2003	$169,069	$ 60,375		$ 66,825	(18)	-	$ 1,125

1.	The aggregate amount of “Other Annual Compensation” is less than the lesser of $50,000 or 10% of the named executive officer’s annual salary and bonus and is therefore omitted.

2.
Represents the dollar value of restricted stock awards and shares of restricted stock received in lieu of cash bonuses in respect of the indicated year calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of the grant of the award or bonus deferral by the number of shares awarded or received upon bonus deferral. Restricted stock awards typically vest over a two to four year period. In the event of a change of control, the compensation committee of our board may accelerate the lapsing of restrictions or the expiration of vesting periods of any award of restricted stock. In addition, agreements that we have with certain of our executive officers provide that the vesting periods of restricted stock awarded to these individuals accelerate in the case of a change of control. A change of control is defined under the 2000 Executive Incentive Compensation Plan or pursuant to the provisions of the individual employment agreements. The number and value of the aggregate restricted share holdings of each named executive officer as of December 31, 2005, based on a closing stock price of $23.12 per share, is as follows:

Name	Number of Shares of Restricted Common Stock Outstanding	Value at December 31, 2005
Chaim Katzman	170,386	$3,939,324
Doron Valero	111,040	$2,567,245
Howard Sipzner	78,556	$1,816,215
Alan Merkur	27,700	$ 640,424
David Briggs	13,000	$ 300,560

Distributions are paid on all restricted common stock awards at the same rate as on regular common shares.

3.	Represents our 401(k) matching contribution for each named executive officer.

4.
Mr. Katzman elected to defer receipt of $406,384 of his $407,149 bonus by electing to receive 20,100 shares of restricted common stock at a 15% discount to the fair market value of common stock on February 22, 2006 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments of March 5, 2007 and 2008.

5.
Mr. Katzman elected to defer receipt of $361,804 of his $414,425 bonus by electing to receive 20,500 shares of restricted common stock at a 15% discount to the fair market value of February 28, 2005 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments of March 6, 2006 and 2007.

6.
Mr. Katzman elected to defer receipt of $682,891 of his $683,700 bonus by electing to receive 43,500 shares of restricted common stock at a 15% discount to the fair market value on February 20, 2004 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments on March 5, 2005 and 2006. Also includes 49,473 and 124,000 shares of restricted stock which were awarded to Mr. Katzman in accordance with the terms of his employment agreement. The 49,473 shares vest in two equal installments on February 20, 2005 and 2006. The 124,000 shares vest in four equal installments on September 9, 2004, 2005, 2006 and lastly on December 31, 2006.

7.
Mr. Valero elected to defer receipt of $321,468 of his $321,941 bonus by electing to receive 15,900 shares of restricted common stock at a 15% discount to the fair market value on February 22, 2006 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments on March 5, 2007 and 2008.

8.
Mr. Valero elected to defer receipt of $285,913 of his $318,818 bonus by electing to receive 16,200 shares of restricted common stock at a 15% discount to the fair market value on February 28, 2004 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments on March 6, 2006 and 2007.

9.
Mr. Valero elected to defer receipt of $540,034 of his $540,600 bonus by electing to receive 34,400 shares of restricted common stock at a 15% discount to the fair market value on February 20, 2004 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments on March 5, 2005 and 2006. Also includes 23,281 and 60,000 shares of restricted stock which were awarded to Mr. Valero in accordance with the terms of his employment agreement. The 23,281 shares vest in two equal installments on February 20, 2005 and 2006. The 60,000 shares will vest in four equal installments on September 9, 2004, 2005, 2006 and lastly on December 31, 2006.

10.
Mr. Sipzner elected to defer receipt of $214,312 of his $214,383 bonus by electing to receive 10,600 shares of restricted common stock at a 15% discount to the fair market value on February 22, 2006 (20 day average closing price) in accordance with the bonus deferral program established by the compensation committee of the board. These shares vest in two equal installments on March 5, 2007 and 2008.

11.
Mr. Sipzner elected to defer receipt of $190,609 of his $224,501 bonus by electing to receive 10,800 shares of restricted common stock at a 15% discount to the fair market value on February 28, 2004 (20 day average closing price) in accordance with the bonus deferral program established by the compensation committee of the board. These shares vest in two equal installments on March 6, 2006 and 2007. Also includes 28,000 shares of restricted stock which were awarded to Mr. Sipzner in 2004. The 28,000 shares vest in three equal installments on May 20, 2005, 2006 and lastly on January 1, 2007.

12.
Mr. Sipzner elected to defer receipt of $359,499 of his $388,080 bonus by electing to receive 22,900 shares of restricted common stock at a 15% discount to the fair market value on February 20, 2004 (20 day average closing price) in accordance with the bonus deferral program established by the compensation committee of the board. These shares vest in two equal installments on March 5, 2006 and 2007. Also includes 23,281 and 52,000 shares of restricted stock which were awarded to Mr. Sipzner in accordance with the terms of his employment agreement. The 23,281 shares will vest in two equal installments on February 20, 2005 and 2006. The 52,000 shares vest in four equal installments on January 1, 2004, 2005, 2006 and 2007.

13.
Mr. Merkur elected to defer receipt of $88,960 of his $90,000 bonus by electing to receive 4,400 shares of common stock at a 15% discount to the fair market value on February 22, 2006 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments on March 5, 2007 and 2008. Also includes 15,000 shares of restricted stock which were awarded to Mr. Merkur in accordance with the terms of his employment agreement. The 15,000 shares vest in three equal installments on March 31, 2006, 2007 and 2008.

14.
Mr. Merkur elected to defer receipt of $77,655 of his $78,280 bonus by electing to receive 4,400 shares of common stock at a 15% discount to the fair market value on February 28, 2005 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments on March 6, 2006 and 2007.

15.
Mr. Merkur elected to defer receipt of $150,707 of his $152,000 bonus by electing to receive 9,600 shares of common stock at a 15% discount to the fair market value on February 20, 2004 (20 day average closing price) in accordance with the bonus deferral plan established by the compensation committee of the board. These shares vest in two equal installments on March 5, 2005 and 2006.

16.	Mr. Briggs was awarded 10,500 shares of restricted stock in accordance with the terms of his employment agreement which vest in three equal installments on March 31, 2006, 2007 and 2008.

17.	Mr. Briggs was awarded 1,500 shares of restricted stock which vest in three equal installments on February 18, 2005, 2006 and 2007.

18.	Mr. Briggs was awarded 4,500 shares of restricted stock which vest in three equal installments on March 10, 2004, 2005 and 2006.

Option Grants in Fiscal 2005

The following table sets forth each grant of stock options during the fiscal year ended December 31, 2005 to each of the named executive officers. No stock appreciation rights were granted to these individuals during that year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (per share)	Expiration Date	5%	10%
Chaim Katzman	--	--	--	--	--	--
Doron Valero	--	--	--	--	--	--
Howard Sipzner	--	--	--	--	--	--
Alan Merkur	90,000	84.9%	$20.59	3/31/2015	$1,165,405	$2,953,364
David Briggs	6,000	5.7%	$21.07	3/15/2015	$79,505	$201,461

(1)
Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, if the executive were to sell the shares on the date of exercise. Therefore, there is no assurance that the value realized will be equal to or near the potential realizable value as calculated in this table.

Aggregated Option Exercises in 2005 and Fiscal Year-End Option Value Table

The following table sets forth certain information concerning the exercise of stock options by the named executive officers during the fiscal year ended December 31, 2005 and unexercised stock options held by the named executive officers as of December 31, 2005.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options Held as of December 31, 2005		Value of Unexercised In-the-Money Options as of December 31, 2005 (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Chaim Katzman	340,000	$3,203,400	170,000	170,000	$1,347,600	$989,400
Doron Valero	83,100	$868,395	132,900	108,000	$1,175,060	$628,560
Howard Sipzner	87,500	$526,438	-	175,000	-	$1,184,750
Alan Merkur	43,750	$534,730	-	90,000	-	$1,169,100
David Briggs	2,000	$17,320	-	6,000	-	$11,520

(1)
In accordance with SEC rules, value realized is the difference between the exercise price per share and the fair market value on the exercise date per share multiplied by the number of shares acquired upon the exercise of options.

(2)
Value of unexercised in-the-money options is the sum of the value of each option granted, calculated on a grant by grant basis. The value of each option is equal to of the product of the number of shares that could be acquired upon the exercise of unexercised options as of December 31, 2005 multiplied by the difference between the exercise price for the grant and the year-end market price of $22.99 per share, excluding grants for which the difference is equal to or less than zero.

Employment Contracts

We have entered into employment agreements with Chaim Katzman, our chairman of the board and chief executive officer, Doron Valero, our president and chief operating officer, and Howard M. Sipzner, our executive vice president and chief financial officer. The terms of these agreements are substantially the same and are summarized below.

Term:
Both of the agreements with Messrs. Katzman and Valero expire on December 31, 2006. Our agreement with Mr. Sipzner expires on January 1, 2007. Each of these employment agreements is automatically renewable annually unless either party gives written notice of an intent not to renew.

Base Salary:
•  Mr. Katzman. Initially, $430,000 which base salary is increased annually by the greater of six percent or the consumer price index for the year immediately preceding each anniversary of the agreement

•  Mr. Valero. Initially, $340,000 which base salary is increased annually by the greater of six percent or the consumer price index for the year immediately preceding each anniversary of the agreement

•  Mr. Sipzner. Initially, $300,000 which base salary is increased annually by the greater of six percent or the consumer price index for the year immediately preceding each anniversary of the agreement

Bonus:
Cash Bonus. The agreements provide that each of the executives may receive a bonus upon the achievement of performance-based targets as determined by the compensation committee, with the potential to receive a bonus up to 120% of the base salary, in the case of Mr. Sipzner, and 150% of the base salary, in the case of Messrs. Katzman and Valero.

Additional Stock Bonus. In the case of “high performance” (defined to be the achievement by us of 150% of performance targets set by the compensation committee) or “super performance” (defined to be the achievement by us of 200% of performance targets set by the compensation committee), the executives are entitled to receive an additional bonus payable in shares of our common stock equal to:

•  Mr. Katzman. $300,000 in the case of high performance and $850,000 in the case of super performance

•  Mr. Valero. $200,000 in the case of high performance and $400,000 in the case of super performance

•  Mr. Sipzner. $200,000 in the case of high performance and $400,000 in the case of super performance

Incentive Compensation:
The agreements provide that the executives are entitled to shares of restricted stock and options to purchase stock as follows:

•  Pursuant to his employment agreement, Mr. Katzman received options to purchase 850,000 shares of our common stock, 300,000 of which were granted upon the execution of his employment agreement, 300,000 were granted on January 1, 2003 and 250,000 were granted on January 1, 2004. Options to purchase 170,000 shares of our common stock vest on the last day of each year, until all of his options have vested. Finally, upon execution of his employment agreement, Mr. Katzman received 103,500 shares of our restricted stock vesting in five equal installments on January 1, 2003, 2004, 2005, 2006 and December 31, 2006. In addition, upon execution of an amendment to his employment agreement in September 2003, Mr. Katzman received an additional 124,000 shares of our restricted stock vesting in equal installments on September 9, 2004, 2005, 2006 and December 31, 2006.

•  Pursuant to his employment agreement, Mr. Valero received options to purchase 540,000 shares of our common stock, 200,000 of which were granted upon the execution of his employment agreement, 200,000 were granted on January 1, 2003 and 140,000 were granted on January 1, 2004. Options to purchase 108,000 shares of our common stock vest on the last day of each year, until all of his options have vested. Finally, upon execution of his employment agreement, Mr. Valero received 90,000 shares of our restricted stock vesting in five equal installments on January 1, 2003, 2004, 2005, 2006 and December 31, 2006. In addition, upon execution of an amendment to his employment agreement in September 2003, Mr. Valero received an additional 60,000 shares of our restricted stock vesting in equal installments on September 9, 2004, 2005, 2006 and December 31, 2006.

•  Pursuant to his employment agreement, Mr. Sipzner received options to purchase 350,000 shares of our common stock. These options vest in four installments of 87,500 shares on January 1, 2004, 2005, 2006 and 2007. In addition, pursuant to his agreement, he received 52,000 shares of our restricted stock vesting in four equal installments on January 1, 2004, 2005, 2006 and 2007.

Termination and Benefits:
 If Mr. Katzman’s employment is terminated “without cause,” other than with respect to a “change of control,” each as defined in his agreement, Mr. Katzman will receive a cash payment equal to 2.99 times the sum of his then-current base salary, the bonus payment received by him for the most recently completed fiscal year and the “value” (determined in accordance with the terms of his agreement) of a pro-rata portion of his annual long-term compensation. In addition, all options and shares of restricted stock held by him will vest immediately.

If Mr. Valero’s or Mr. Sipzner’s employment is terminated “without cause,” other than with respect to a “change of control,” each as defined in his employment agreement, he will receive a cash payment equal to 1.5 times the sum of his then-current base salary plus the bonus payment received by him for the most recently completed fiscal year and all options and shares of restricted stock held by him will vest immediately.

Upon death or disability, each of Mr. Katzman or Mr. Valero or his estate will receive a cash payment equal to the amount of his base salary that he would have received through the end of the term of the agreement, plus an amount equal to the bonus, if any, paid with respect to the then most recently completed fiscal year times the number of years (pro rated for partial years) during the period commencing with the first day of the fiscal year in which the termination occurred through the end of the term of the agreement. Upon Mr. Sipzner’s death or disability, he or his estate will receive a cash payment equal to the lesser of his then-current base salary and the bonus payment received by him for the most recently completed fiscal year or the total amount of base salary and bonus that he would have received from the date of death or disability through the end of the term of the agreement. In addition, following the death or disability, all options and shares of restricted stock held by the executive will vest immediately.

In the event that Mr. Katzman’s employment is terminated without cause, if he resigns as an employee or is terminated by us as a result of mental or physical incapacity, illness or disability or if Mr. Kazman dies, then he has a “put” option to tender all of his shares of our stock and all of his stock options to us at a specified price.

Change of Control Benefits:
 If any of the executives resigns or is terminated for any reason within one year after a “change of control” (as defined in the agreement), he will receive a cash payment of 2.99 times the sum of his then-current base salary, the bonus payment received by him for the most recently completed fiscal year and the “value” (determined in accordance with the terms of his agreement) of a pro-rata portion of his annual long-term compensation.

In addition, we have executed an employment letter with Alan Merkur, our Senior Vice President, Director of Transactions. Mr. Merkur’s agreement expires on March 31, 2008 and renews for successive one year terms unless one of the parties gives notice of its desire to terminate the agreement at least 90 days prior to its expiration. Under the agreement, Mr. Merkur’s base salary was initially $225,000 per year, with annual increases on or before April 1 of each year of the greater of the annual consumer price index or three percent, and he is entitled to a cash bonus upon the achievement of performance based targets of up to 80% of his base salary. Upon execution of his agreement, Mr. Merkur was granted 15,000 shares of restricted stock and options to acquire 90,000 shares of stock each that vest over the term of his agreement. If Mr. Merkur’s employment is terminated “without cause,” other than with respect to a “change of control,” or following death or disability, he will receive a cash payment equal to his then-current base salary plus the bonus payment received by him for the most recently completed fiscal year and all options and shares of restricted stock held by him will vest immediately. If he resigns or is terminated for any reason within one year after a “change of control” (as defined in the agreement), he will receive a cash payment of two times the sum of his then-current base salary and the bonus payment received by him for the most recently completed fiscal year.

In addition, we have executed an employment letter with David Briggs, our Vice President, Treasurer and Chief Accounting Officer. Mr. Briggs’s agreement expires on March 31, 2008. Under the agreement, Mr. Briggs’s base salary was initially $200,000 per year, with annual increases on or before April 1 of each year of the greater of the annual consumer price index or three percent, and he is entitled to a cash bonus upon the achievement of performance based targets of up to 50% of his base salary. Upon execution of his agreement, Mr. Briggs was granted 10,500 shares of restricted stock that vest over the term of his agreement. Upon execution of his agreement, Mr. Briggs was also granted stock options to purchase 6,000 shares of stock and will be granted an additional option to purchase 6,000 shares of stock on April 1, 2006 and 2007. Each option vests on the one-year anniversary of its grant. If Mr. Briggs’s employment is terminated “without cause” or if he resigns or is terminated for any reason within one year after a “change of control” (as defined in the agreement), he will receive a cash payment of 1.5 times the sum of his then-current base salary and the bonus payment received by him for the most recently completed fiscal year.

Employee Benefit Plans

1995 Stock Option Plan. Our board of directors adopted, and our stockholders approved, our 1995 Stock Option Plan. Although we have exhausted the number of shares available for issuance under this plan and therefore cannot grant any additional awards thereunder, unexercised options to purchase 56,500 shares remained outstanding as of March 15, 2006.

The plan requires that the exercise price for stock options granted under the plan be determined by the compensation committee at the time of grant. The exercise price may be paid in cash or, at the discretion of the committee, in outstanding shares of common stock, or by any combination of both.

If a merger, reorganization or other event occurs that affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the participants in the plan, the committee is authorized to adjust the outstanding options, including adjustments to exercise prices of options and other affected terms of options. The committee is also authorized to adjust performance conditions and other terms of options in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

2000 Executive Incentive Compensation Plan. Our board of directors adopted our 2000 Executive Incentive Compensation Plan in April 2000, and our stockholders approved the adoption of the plan in June 2000 and approved amendments to the plan in May 2002 and July 2004. The number of shares reserved for issuance under the plan is 5,500,000 shares. As of March 15, 2006, unexercised options to purchase 423,569 shares of our common stock were outstanding, options to purchase 1,266,931 shares of our common stock had been exercised and 1,443,735 shares of restricted stock had been issued (of which 402,014 were unvested) under the plan. There remain 2,735,976 shares of common stock available for issuance under the plan. Under the plan, officers, employees, members of the board of directors and independent contractors are eligible to receive awards. The types of awards that may be made under the plan are grants of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock and other property. Options may be either incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options. If shares awarded under the plan are forfeited, then those shares will again become available for new awards under the plan. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year is limited to $2,000,000 per person, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period is $5,000,000 per person.

The compensation committee of our board of directors administers the plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. Unless otherwise determined by the committee, the fair market value of our common stock is the closing sales price per share as reported on the New York Stock Exchange on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The exercise price may be paid in cash or by other means, including a cashless exercise method as determined by the compensation committee.

Non-employee directors are eligible to receive 2,000 shares of common stock upon their initial election to the board of directors and a number shares of common stock annually on January 1 equal in value to $30,000 (based on the fair market value of our common stock on that day), which shares shall vest, in each case, half on December 31 of the year of the grant and the other half on December 31 of the following year. Our lead director receives an additional number of shares of common stock annually on January 1 equal in value to $15,000 (based on the fair market value of our common stock on that day), which shares vest in the same manner as the other shares granted to directors.

Our board of directors may amend or terminate our plan at any time. If the board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The plan will continue in effect indefinitely unless the board decides to terminate the plan earlier, or until such time as there are no shares of our common stock that remain available for issuance under the plan.

2004 Employee Stock Purchase Plan. Our stockholders approved the adoption of the 2004 Employee Stock Purchase Plan in May 2004. We have reserved 1,500,000 shares of common stock for issuance under the plan, of which 4,172 shares have been issued as of March 15, 2006. There remain 1,495,828 shares of common stock available for issuance under the plan. The plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, generally is implemented through a series of quarterly offering periods, beginning on January 1, April 1, July 1 and October 1 and ending on the following March 31, June 30, September 30 and December 31. Shares of our common stock are available for purchase under the ESPP on quarterly exercise dates occurring on March 31, June 30, September 30 and December 31 of each year. On the first business day of each offering period, each participant is granted the option to purchase shares of our common stock on the exercise date within that offering period in an amount equal to the participant’s accumulated contributions from payroll deductions divided by the exercise price in effect on such date.

The plan is administered by the compensation committee. Employees become eligible to participate when they have been employed for more than five months in a calendar year, working at least 20 hours per week. The plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee’s compensation. The price of stock purchased under the plan will be 90% of the average closing price of our common stock for the five trading days immediately preceding the exercise date; provided that in no event may the price be less than the lessor of 85% of the price of our common stock on the first day of the offering period or on the exercise date. Employees may not be granted shares under the plan if immediately following a grant they would hold stock and/or options to acquire stock possessing more than 5% of the total voting power of the shares of our company. Additionally, no participant may be granted any option that would permit the participant to buy more than $25,000 worth of our common stock, determined at the time the option is granted, in any calendar year. Finally, no participant may purchase more than 1,000 shares of our common stock on any one exercise date. Employees may end their participation at any time and participation ends automatically upon termination of employment with us. Our board of directors may amend or terminate the plan at any time. If our board amends the plan, stockholder approval of the amendment will be sought only if required by applicable law.

The IRT 1998 Long Term Incentive Plan. Upon the completion of our acquisition of IRT Property Company by statutory merger on February 12, 2003, we assumed IRT’s 1998 Long Term Incentive Plan. As of March 15, 2006, unexercised options to purchase 392,936 shares of our common stock and 10,000 unvested shares of restricted stock remain outstanding under the plan, and no shares of our common stock remain available for issuance under the plan. No more than 20% of the shares of our common stock may be granted in the form of restricted stock awards or in unrestricted stock awards pursuant to this plan, provided that any grant of restricted stock in excess of 10% of our common stock must vest over a period of three years.

The types of awards that may be made under the plan are grants of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock and other property. Options may be either incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options. If shares awarded under the plan are forfeited, then those shares will again become available for new awards under the plan. The maximum number of shares of our common stock with respect to one or more options or SARs that could be granted during any calendar year under this plan to one participant is 500,000. The maximum fair market value of any awards other than options and SARs that could be received by a participant during any calendar year under the plan is $2,000,000.

The compensation committee of our board of directors will continue to administer the plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

IRT 1989 Stock Option Plan. Upon the completion of our acquisition of IRT on February 12, 2003, we also assumed IRT’s 1989 Stock Option Plan. This plan has terminated in accordance with its terms and, therefore, no remaining shares are available for grant. However, as of March 15, 2006, there remain unexercised options to purchase 5,625 shares of our common stock outstanding under the plan.

Options granted under the plan were either incentive stock options or nonqualified stock options. Incentive stock options were granted only to persons who were employees of IRT, including members of IRT’s board of directors who were also employees of IRT. Nonqualified stock options were granted to officers, directors and employees of IRT.

The plan will be administered by our compensation committee. Options that have been granted under the plan are exercisable no later than 10 years from the date of grant with the exercise price being equal to 100% of the market value on the date of grant.

SHARE OWNERSHIP INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2005.

Security Ownership

The table below sets forth, as of March 15, 2006, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table below who is employed with us as of March 15, 2006; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 75,844,418 shares of common stock outstanding as of March 15, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of March 15, 2006 or which are scheduled to be issued within 60 days of March 15, 2006 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares Owned
Chaim Katzman (1)	31,060,570	40.7%
Gazit-Globe Ltd. (2)	30,450,966	39.9%
M.G.N. (USA), Inc. (3)	15,846,899	20.8%
First Capital Realty, Inc. (4)	13,340,870	17.5%
Silver Maple (2001), Inc.	7,954,013	10.4%
Ficus, Inc	5,386,857	7.1%
MGN America, Inc.	5,283,829	6.9%
Nathan Hetz (5)	5,112,944	6.7%
Alony Hetz Properties & Investments, Ltd.	5,099,444	6.7%
Gazit (1995), Inc.	4,444,424	5.8%
Doron Valero (6)	849,836	1.1%
Howard M. Sipzner	321,142	*
Alan Merkur (7)	106,700	*
Robert L. Cooney (8)	40,400	*
Shaiy Pilpel (9)	31,900	*
Noam Ben-Ozer	30,478	*
Patrick L. Flinn (10)	22,880	*
David W. Briggs (11)	19,058	*
Peter Linneman	14,500	*
Dori Segal	6,250	*
James S. Cassel	3,352	*
Neil Flanzraich	3,300	*
Cynthia R. Cohen	--	--
All executive officers and directors of Equity One as a group (14 persons) (12)	37,658,410	49.4%

* Represents ownership of less than 1.0%

1.
Includes (i) 30,450,966 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Mr. Katzman may be deemed to control, and (ii) 170,000 shares of common stock issuable to Mr. Katzman upon the exercise of options which are currently exercisable.

2.
Includes (i) 15,846,899 shares of common stock beneficially owned by M.G.N. (USA), Inc. and (ii) 13,340,870 shares of common stock beneficially owned by First Capital Realty Inc., both of which are controlled by Gazit-Globe, Ltd.

3.
Includes (i) 5,283,829 shares of common stock owned by MGN America, Inc. and (ii) 4,444,424 shares of common stock owned by Gazit (1995), Inc., both of which are wholly-owned subsidiaries of M.G.N. (USA), Inc.

4.
Includes (i) 7,954,013 shares of common stock owned by Silver Maple (2001), Inc. and (ii) 5,386,857 shares of common stock owned by Ficus, Inc., both of which are indirect, wholly-owned subsidiaries of First Capital Realty Inc.

5.	Includes 5,099,444 shares of common stock beneficially owned by Alony Hetz Properties & Investments, Ltd., which Mr. Hetz may be deemed to control.

6.	Includes 132,900 shares of common stock issuable to Mr. Valero upon the exercise of options which are currently exercisable.
7.	Includes 30,000 shares of common stock issuable to Mr. Merkur upon the exercise of options which are currently exercisable.
8.	Includes 10,000 shares of common stock issuable to Mr. Cooney upon the exercise of options which are currently exercisable.
9.	Includes 10,500 shares of common stock issuable to Mr. Pilpel upon the exercise of options which are currently exercisable.
10.	Includes 13,500 shares of common stock issuable to Mr. Flinn upon the exercise of options which are currently exercisable.
11.	Includes 6,000 shares of common stock issuable to Mr. Briggs upon the exercise of options which are currently exercisable.
12.	See footnotes (1) through (11). Also includes 20,000 shares of common stock issuable to our other executive officers upon the exercise of options which are currently exercisable.

We understand that several of our affiliated stockholders that beneficially own a significant interest in our company, including Gazit-Globe, Ltd., Silver Maple (2001), Inc., Ficus, Inc. and related entities, have pledged a substantial portion of our stock that they own to secure loans made to them by commercial banks.

If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:

•	the stockholder’s failure to make a payment of principal or interest when due;

•	the occurrence of another default that would entitle any of the stockholder’s other creditors to accelerate payment of any debts and obligations owed to them by the stockholder;

•	if the bank, in its absolute discretion, deems that a change has occurred in the condition of the stockholder to which the bank has not given its prior written consent;

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors; and

•	if, in the opinion of the bank, the value of the pledged shares shall be reduced or is likely to be reduced (for example, the price of our common stock declines).

In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders.

CERTAIN TRANSACTIONS

Investment Contract and Use Agreement

We are party to a use agreement dated January 1, 1996 with an affiliate of Gazit-Globe, Ltd., one of our principal stockholders. Pursuant to this agreement, we agreed to permit Chaim Katzman, our chairman and chief executive officer, or any of Gazit-Globe’s other employees to use our facilities, equipment, supplies and personnel necessary to conduct its business and affairs. In consideration for the use of these facilities, Gazit-Globe agreed to pay us an annual sum of $10,000.

In addition, we have previously entered into an investment contract, dated May 21, 1996, with several of our principal stockholders, including the predecessor to Gazit-Globe. This agreement provides, in addition to other agreements, covenants and obligations that have been satisfied, that we would prepare and furnish to Gazit-Globe or its affiliates certain of our financial statements required by Gazit-Globe for purposes of consolidating our financial results with those of Gazit-Globe as required by Israeli generally accepted accounting principals and the Tel Aviv Stock Exchange Ltd., on which the shares of capital stock of Gazit-Globe are currently traded.

Effective January 1, 2004, we entered into a clarification agreement and protocal with Gazit-Globe. The clarification agreement clarifies certain provisions of the use agreement and the investment contract, including that Gazit-Globe agrees to reimburse us for third-party expenses incurred by us in the use of our office facilities and the provision of the Israeli financial statements. In addition, in the clarification agreement we agreed to provide Gazit-Globe certain information technology services and Gazit-Globe agreed to pay us monthly fees of $1,500 for those services.

PERFORMANCE GRAPH

The following graph compares the cumulative total return of our common stock with the Russell 2000 Index, the NAREIT All Equity Index and SNL Shopping Center REITs, an index of approximately 20 publicly-traded REITS that primarily own and operate shopping centers, each as provided by SNL Securities L.C., from December 31, 2000 until December 31, 2005. The SNL Shopping Center REIT index is compiled by SNL Securities L.C. and includes our common stock and securities of many of our competitors. The graph assumes that $100 was invested on December 31, 2000 in our common stock, the Russell 2000 Index, the NAREIT All Equity REIT Index and SNL Shopping Center REITs, and that all dividends were reinvested. The lines represent semi-annual index levels derived from compounded daily returns. The indices are re-weighted daily, using the market capitalization on the previous tracking day. If the semi-annual interval is not a trading day, the preceding trading day is used.

The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Total Return Performance
Index Value
400
350
300
250
200
150
100
50
0
12/31/00
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05
Equity One, Inc.
Russell 2000
NAREIT All Equity REIT Index
SNL Shopping Center REITS Index

		Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Equity One, Inc.	100.00	152.32	159.95	216.07	321.89	330.17
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
NAREIT All Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39
SNL Shopping Center REITS Index	100.00	128.54	148.57	210.64	286.18	312.28

STOCKHOLDER PROPOSALS

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2007 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary after the close of business on February 10, 2007, and prior to the close of business on March 12, 2007. Proposals should be mailed to the attention of our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

2005 ANNUAL REPORT

Stockholders are concurrently being furnished with a copy of our 2005 Annual Report and our audited financial statements at December 31, 2005. Additional copies of our Annual Report, financial statements and Form 10-K for the year ended December 31, 2005, as filed with the SEC, may be obtained without charge by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the 2006 annual meeting of stockholders. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

EQUITY ONE, INC.

1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUITY ONE, INC.

The undersigned holder of common stock of Equity One, Inc., a Maryland corporation (the “Company”), hereby appoints Chaim Katzman, Howard M. Sipzner and Arthur L. Gallagher, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to represent the undersigned and to vote all of the shares of common stock of the Company that the undersigned is entitled to vote at the Company’s annual meeting of stockholders, to be held on May 11, 2006, at 1:00 p.m., local time, Westin Diplomat Resort & Spa, 3555 South Ocean Drive, Hollywood, Florida 33019, and at any adjournments or postponements thereof.

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE AND MAIL IN THE ENVELOPE PROVIDED.

Proposal 1.	Election of the following directors to hold office until the 2007 annual meeting of stockholders of the Company:

o	Noam Ben-Ozer
o	James S. Cassel
o	Cynthia R. Cohen
o	Neil Flanzraich
o	Patrick L. Flinn
o	Nathan Hetz
o	Chaim Katzman
o	Peter Linneman
o	Dori Segal
o	Doron Valero

[ ] For All  [ ] Withhold All  [ ] For All Except (See Instruction Below)

INSTRUCTION: To withhold authority to vote for any nominee, mark “For All Except” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR ALL” WITH RESPECT TO PROPOSAL 1.

Proposal 2.	To ratify the appointment of Ernst & Young LLP to act as our independent auditors for 2006.

                                [    ] For  [    ] Against      [    ] Abstain

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Proposal 3.	To vote and otherwise represent the undersigned on any other matter as may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED “FOR” EACH OF THE NOMINEES AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMEMNT OR POSTMENT THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

The undersigned hereby acknowledges receipt of (i) the notice of annual meeting and (ii) the proxy statement each of which is incorporated herein by reference.

DATE:

SIGNATURE:

SIGNATURE (if held jointly):

Note: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in the partnership name by authorized person.

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